Exhibit 16.1

February 9, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by Aeries Technology, Inc. (formerly known as Worldwide Webb Acquisition Corp.) under the heading “Change in Auditor” in its Amendment No. 2 to Form S-1 dated February 9, 2024.  We agree with the statements concerning our Firm under such heading; we are not in a position to agree or disagree with other statements of Aeries Technology, Inc. (formerly known as Worldwide Webb Acquisition Corp.) contained therein.

Very truly yours,

/s/ Marcum llp

Marcum llp